                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. 1)(1)

                            REPTRON ELECTRONICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    76026W208
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /      Rule 13d-1(b)

         /x/      Rule 13d-1(c)

         / /      Rule 13d-1(d)

--------
(1)      The  remainder  of this cover page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information  required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                   -----------------------
CUSIP No. 76026W208                   13G                    Page 2 of 14 Pages
----------------------                                   -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Couchman Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   0 shares
   OWNED BY    -----------------------------------------------------------------
     EACH          6      SHARED VOTING POWER
  REPORTING
 PERSON WITH                    0 shares
               -----------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                    0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 76026W208                   13G                    Page 3 of 14 Pages
----------------------                                   -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Couchman Capital Services LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   0 shares
   OWNED BY    -----------------------------------------------------------------
     EACH          6      SHARED VOTING POWER
  REPORTING
 PERSON WITH                    0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                    0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 76026W208                   13G                    Page 4 of 14 Pages
----------------------                                   -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Couchman Investments L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   476,000 shares
   OWNED BY    -----------------------------------------------------------------
     EACH          6      SHARED VOTING POWER
  REPORTING
 PERSON WITH                    0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                476,000 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                    476,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    9.5%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 76026W208                   13G                    Page 5 of 14 Pages
----------------------                                   -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Couchman GP LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   476,000 shares
   OWNED BY    -----------------------------------------------------------------
     EACH          6      SHARED VOTING POWER
  REPORTING
 PERSON WITH                    0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                476,000 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                    476,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    9.5%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 76026W208                   13G                    Page 6 of 14 Pages
----------------------                                   -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Jonathan Couchman
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   476,000 shares
   OWNED BY    -----------------------------------------------------------------
     EACH          6      SHARED VOTING POWER
  REPORTING
 PERSON WITH                    0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                476,000 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                    476,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    9.5%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
CUSIP No. 76026W208                   13G                    Page 7 of 14 Pages
----------------------                                   -----------------------

Item 1(a).        Name of Issuer:

                  Reptron Electronics, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  13700 Reptron Boulevard
                  Tampa, Florida 33626

Item 2(a).        Name of Person Filing:

                  This  statement is jointly  filed by Couchman  Partners,  L.P.
                  ("CP"),  Couchman  Capital  Services  LLC  ("CCS"),   Couchman
                  Investments L.P. ("CI"),  Couchman GP LLC ("CGP") and Jonathan
                  Couchman  (together  with CP, CCS,  CI and CGP the  "Reporting
                  Persons"). Because Jonathan Couchman is the sole member of the
                  Management  Board of CCS, which in turn is the general partner of CP, the Reporting  Persons may be deemed,  pursuant to Rule
                  13d-3 of the Securities  Exchange Act of 1934, as amended (the
                  "Act"),  to be the  beneficial  owners of all shares of Common
                  Stock of the Issuer held by CP. As the managing member of CGP, which in turn is the general partner of CI, Jonathan  Couchman may be deemed to be the beneficial owner of the 476,000 shares of Common Stock of the Issuer held by CI. Couchman Capital LLC is no longer the  general  partner of CP and is  therefore  no longer a Reporting  Person.  The Reporting  Persons are filing this  joint  statement,  as they may be  considered  a "group"
                  under Section 13(d)(3) of the Act.  However,  neither the fact of this filing nor anything  contained  herein shall be deemed to be an admission by the Reporting  Persons that such a group exists.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The  principal  business  address  of CP  is  c/o  Hedge  Fund
                  Services  (BVI)  Limited,  James Frett  Building,  PO Box 761,
                  Wickhams Cay 1, Road Town,  Tortola,  British Virgin  Islands.
                  The  principal  business  address  of  CCS,  CI,  CGP  and Mr.
                  Couchman is 909 Third Avenue,  29th Floor,  New York, New York
                  10022.

Item 2(c).        Citizenship:

                  CP is a British Virgin Islands limited  partnership.  CCS is a
                  Delaware limited  liability  company.  CI and CGP are Delaware limited  partnerships.  Jonathan  Couchman is a citizen of the
                  United States of America.

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $0.01 per share

Item 2(e).        CUSIP Number:

                  76026W208

----------------------                                   -----------------------
CUSIP No. 76026W208                   13G                    Page 8 of 14 Pages
----------------------                                   -----------------------

Item 3.           If this  Statement  is Filed  Pursuant  to Rule  13d-1(b),  or
                  13d-2(b) or (c), Check Whether the Person Filing is a:

                  /X/   Not Applicable

         (a)      / /   Broker  or dealer  registered  under  Section  15 of the
                        Exchange Act.

         (b)      / /   Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)      / /   Insurance  company as defined in Section 3(a)(19) of the
                        Exchange Act.

         (d)      / /   Investment  company  registered  under  Section 8 of the
                        Investment Company Act.

         (e)      / /   An   investment   adviser   in   accordance   with  Rule
                        13d-1(b)(1)(ii)(E).

         (f)      / /   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F).

         (g)      / /   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G).

         (h)      / /   A savings  association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.

         (i)      / /   A church plan that is excluded from the definition of an
                        investment   company  under  Section   3(c)(14)  of  the
                        Investment Company Act.

         (j)      / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

1. CP and CCS

         (a)      Amount beneficially owned:

                  0 shares

         (b)      Percent of class:

                  0%

         (c)      Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote

                  0 shares

----------------------                                   -----------------------
CUSIP No. 76026W208                   13G                    Page 9 of 14 Pages
----------------------                                   -----------------------

         (ii)     Shared power to vote or to direct the vote

                  0 shares

         (iii)    Sole power to dispose or to direct the disposition of

                  0 shares

         (iv)     Shared power to dispose or to direct the disposition of

                  0 shares

2. CI and CGP

         (a)      Amount beneficially owned:

                  476,000 shares

         (b)      Percent of class:

                  9.5% (based on 5,000,000 shares of Common Stock outstanding as of November  14, 2005 as  reported in the  Issuer's  Quarterly
                  Report on Form 10-Q filed  with the  Securities  and  Exchange
                  Commission on November 14, 2005).

         (c)      Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote

                  476,000 shares

         (ii)     Shared power to vote or to direct the vote

                  0 shares

         (iii)    Sole power to dispose or to direct the disposition of

                  476,000 shares

         (iv)     Shared power to dispose or to direct the disposition of

                  0 shares

2.  Jonathan Couchman

----------------------                                   -----------------------
CUSIP No. 76026W208                   13G                    Page 10 of 14 Pages
----------------------                                   -----------------------

         (a)      Amount beneficially owned:

                  476,000 shares*

         (b)      Percent of class:

                  9.5% (based on 5,000,000 shares of Common Stock outstanding as of November  14, 2005 as  reported in the  Issuer's  Quarterly
                  Report on Form 10-Q filed  with the  Securities  and  Exchange
                  Commission on November 14, 2005).

         (c)      Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote

                  476,000 shares*

         (ii)     Shared power to vote or to direct the vote

                  0 shares

         (iii)    Sole power to dispose or to direct the disposition of

                  476,000 shares*

         (iv)     Shared power to dispose or to direct the disposition of

                  0 shares

* Represents shares held directly by CI. Jonathan  Couchman,  as the sole member of the Management  Board of CGP, which in turn is the general partner of CI, may be deemed to  beneficially  own the 476,000 shares of Common Stock of the Issuer held by CI.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date  hereof  the  Reporting  Person  has ceased to be the beneficial  owner of more  than five  percent  of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable

Item 7.           Identification  and  Classification  of the  Subsidiary  Which
                  Acquired the Security  Being Reported on by the Parent Holding
                  Company or Control Person.

                  Not Applicable

----------------------                                   -----------------------
CUSIP No. 76026W208                   13G                    Page 11 of 14 Pages
----------------------                                   -----------------------

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certifications.

                  By signing  below I certify  that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the  purpose  of or with  the  effect  of changing  or  influencing  the  control  of the  Issuer of the
                  securities   and  were  not  acquired  and  are  not  held  in
                  connection with or as a participant in any transaction  having that purpose or effect.

----------------------                                   -----------------------
CUSIP No. 76026W208                   13G                    Page 12 of 14 Pages
----------------------                                   -----------------------

                                    SIGNATURE

         After reasonable  inquiry and to the best of my knowledge and belief, I certify that the information  set forth in this statement is true,  complete and correct.

Dated: February 14, 2006            COUCHMAN PARTNERS, L.P.

                                    By: Couchman Capital Services LLC,
                                        its general partner

                                    By: /s/ Jonathan Couchman
                                        -----------------------------------
                                        Jonathan Couchman
                                        Managing Member

                                    COUCHMAN CAPITAL SERVICES LLC

                                    By: /s/ Jonathan Couchman
                                        -----------------------------------
                                        Jonathan Couchman
                                        Managing Member

                                    COUCHMAN INVESTMENTS L.P.

                                    By: Couchman GP LLC,
                                        its general partner

                                    By: /s/ Jonathan Couchman
                                        -------------------------------
                                        Jonathan Couchman
                                        Managing Member

                                    COUCHMAN GP LLC

                                    By: /s/ Jonathan Couchman
                                        -------------------------------
                                        Jonathan Couchman
                                        Managing Member

                                    /s/ Jonathan Couchman
                                    -----------------------------------
                                    JONATHAN COUCHMAN

----------------------                                   -----------------------
CUSIP No. 76026W208                   13G                    Page 13 of 14 Pages
----------------------                                   -----------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

         The undersigned  hereby agree that the Statement on Schedule 13G, dated
February  14,  2006,  with  respect  to the  shares of Common  Stock of  Reptron
Electronics, Inc. and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned  pursuant to and in accordance with the provisions of Rule  13d-1(k)(1)  under the Securities
Exchange Act of 1934, as amended.

         This Agreement may be executed in separate counterparts,  each of which shall be deemed an original,  but all of which shall constitute one and the same instrument.

Dated: February 14, 2006            COUCHMAN PARTNERS, L.P.

                                    By: Couchman Capital Services LLC,
                                        its general partner

                                    By: /s/ Jonathan Couchman
                                        -----------------------------------
                                        Jonathan Couchman
                                        Managing Member

                                    COUCHMAN CAPITAL SERVICES LLC

                                    By: /s/ Jonathan Couchman
                                        -----------------------------------
                                        Jonathan Couchman
                                        Managing Member

                                    COUCHMAN INVESTMENTS L.P.

                                    By: Couchman GP LLC,
                                        its general partner

                                    By: /s/ Jonathan Couchman
                                        -------------------------------
                                        Jonathan Couchman
                                        Managing Member

                                    COUCHMAN GP LLC

                                    By: /s/ Jonathan Couchman
                                        -------------------------------
                                        Jonathan Couchman
                                        Managing Member

----------------------                                   -----------------------
CUSIP No. 76026W208                   13G                    Page 14 of 14 Pages
----------------------                                   -----------------------

                                    /s/ Jonathan Couchman
                                    -----------------------------------
                                    JONATHAN COUCHMAN